EXHIBIT 3
PRESS RELEASE
DENISON ANNOUNCES NI 43-101 RESOURCE ESTIMATES ON
MIDWEST A DEPOSIT
Toronto, ON – February 22, 2008... Denison Mines Corp. (“Denison” or the “Company”) (DML:TSX, DNN:AMEX) is pleased to announce that it has received an independent resource estimate on the Midwest A deposit (formerly called the Mae Zone) on the Midwest property in the Athabasca Basin of Northern Saskatchewan. Denison maintains a 25.17% interest in the Midwest Project, along with joint venture partners AREVA Resources Canada Inc. (“ARC”) (69.16%), and OURD Canada Co. Ltd. (“OURD”) (5.67%) (the “ Midwest Joint Venture”). The resource estimate was prepared by Geostat Systems International Inc. (“Geostat”) in accordance with the requirements of National Instrument 43-101 (“NI 43-101”).
The Midwest A deposit is located approximately three kilometers to the northeast from the main Midwest deposit. As announced on December 3, 2007, Midwest will be the first deposit to be mined by the Midwest Joint Venture. A diamond drill hole intersected mineralization in the late 1970’s during widely spaced reconnaissance drilling of the Midwest conductor. Exploration at the Midwest property was reactivated by the Midwest Joint Venture in 2004, as a result of rising uranium prices and to test the area around the historic hole MW-338, which had returned an intersection of 6.9% U3O8 over 3.8 metres at the unconformity.
In the report entitled “Technical Report on the Midwest A Uranium Deposit Saskatchewan, Canada” dated January 31, 2008 (the “Report”), Geostat has estimated the mineral resource for the Midwest A deposit as detailed below using a cut-off grade of 0.05% eU. The mineralization reported herein is based on equivalent U grades from down hole radiometric probing (about 60% of data) and chemical grades (about 40% of data).
MINERAL RESOURCE ESTIMATE MIDWEST A DEPOSIT
Geostat Systems International Inc.

		Grade		Lbs U3O8
Category	Tonnes	% U	Tonnes U	(000's)
Indicated	464,000	0.48	2,200	5,800
Inferred	9,200	18.0	1,700	4,300
The Midwest A deposit is located at a depth of between 175 and 210 metres below the surface. It consists of several sub-parallel high-grade mineralized zones. These structures are surrounded by low-grade remobilized and clay-rich mineralization that has formed in the typical ‘pancake’ morphology. This occurs on several layers, with the most pronounced being located in the sandstone just under the contact with the chlorite zone, immediately under a conglomerate marker horizon located at about 175 meters below surface. This conglomerate layer has been somewhat disturbed and locally destroyed by the quartz dissolution associated with the mineralization. Another layer, more poorly defined, occurs just above the unconformity. The mineralized structures also exhibit structurally controlled roots that go well down into the basement (as far as 70 metres beneath the unconformity).

The Midwest Joint Venture plans to drill an additional 11,600 metres exploration drilling in 2008.
Geostat was retained by ARC to independently review and audit the mineral resource at the Midwest A deposit. Mr Michel Dagbert is the Qualified Person pursuant to National Instrument 43-101 who has verified the data disclosed and was responsible for the Report. Mr. Dagbert has reviewed the technical contents related to the resource estimate contained in this release.
Readers are advised to refer to the Report for more detailed information, which is available on SEDAR (www.sedar.com) under Denison’s profile.
Denison Mines Corp. is a premier intermediate uranium producer in North America, with mining assets in the Athabasca Basin Region of Saskatchewan, Canada and the southwest United States including Colorado, Utah, and Arizona. The Company has ownership interests in two of the four conventional uranium mills operating in North America today. The Company also has one of the largest uranium exploration programs among intermediate uranium companies with large land positions in the United States, Canada, Mongolia and Zambia. Development work is currently underway in Zambia, Mongolia and at the Midwest deposit in Saskatchewan. The combination of a diversified mining asset base with parallel ownership of milling infrastructure has uniquely positioned the Company for growth and development in the future.
Cautionary Statements
This news release contains “forward-looking statements”, within the meaning of the United States Private Securities Litigation Reform Act of 1995 and similar Canadian legislation, concerning the business, operations and financial performance and condition of Denison Mines Corp. (“Denison”).
Forward looking statements include, but are not limited to, statements with respect to estimated production; the development potential of Denison’s properties; the future price of uranium; the estimation of mineral reserves and resources; the realization of mineral reserve estimates; the timing and amount of estimated future production; costs of production; capital expenditures; success of exploration activities; permitting time lines and permitting, mining or processing issues; currency exchange rate fluctuations; government regulation of mining operations; environmental risks; unanticipated reclamation expenses; title disputes or claims; and limitations on insurance coverage. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”.
Forward looking statements are based on the opinions and estimates of management as of the date such statements are made, and they are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Denison to be materially different from those expressed or implied by such forward-looking statements, including but not limited to risks related to: unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; actual results of current exploration activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of uranium and vanadium; possible variations in ore reserves, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; delays in the completion of development or construction activities, as well as those factors discussed in or referred to under the heading “Risk Factors” in Denison’s Annual Information Form dated March 27, 2007 available at www.sedar.com and its Form 40-F available at www.sec.gov. Although management of Denison has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.
There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Denison does not undertake to update any forward-looking statements that are incorporated by reference herein, except in accordance with applicable securities laws. Mineral resources, which are not mineral reserves, do not have demonstrated economic viability. Readers should refer to the Annual Information Form and the Form 40-F of the Company for the fifteen month period ended December 31, 2006 and other continuous disclosure documents filed since December 31, 2006 available at www.sedar.com, for further information relating to their mineral resources and mineral reserves.

Cautionary Note to United States Investors Concerning Estimates of Measured, Indicated and Inferred Resources: This news release uses the terms “Measured”, “Indicated” and “Inferred” Resources. United States investors are advised that while such terms are recognized and required by Canadian regulations, the United States Securities and Exchange Commission does not recognize them. “Inferred Mineral Resources” have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of Measured or Indicated Mineral Resources will ever be converted into Mineral Reserves. United States investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable.
For further information, please contact:

E. Peter Farmer	(416) 979-1991 ext. 231
Ron Hochstein	(604) 689-7842
James Anderson	(416) 979-1991 ext. 372

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